                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                RAAB KARCHER AG,

                              EBV ELECTRONICS INC.

                                       and

                                WYLE ELECTRONICS



                            Dated as of July 3, 1997











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                                TABLE OF CONTENTS


Section                                                                     Page
-------                                                                     ----

                                    ARTICLE I

                                    THE OFFER

    1.01.  The Offer ........................................................  2
    1.02.  Company Actions ..................................................  4

                                   ARTICLE II

                                   THE MERGER

    2.01.  The Merger .......................................................  5
    2.02.  Effective Time; Closing...........................................  5
    2.03.  Effects of the Merger.............................................  6
    2.04.  Articles of Incorporation and By-Laws.............................  6
    2.05.  Directors.........................................................  6
    2.06.  Officers .........................................................  6

                                   ARTICLE III

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
            OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    3.01.  Effect on Capital Stock...........................................  7
    3.02.  Exchange of Certificates..........................................  8

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    4.01.  Organization...................................................... 10
    4.02.  Subsidiaries...................................................... 10
    4.03.  Capitalization.................................................... 10
    4.04.  Authority......................................................... 11
    4.05.  Noncontravention; Filings and Consents............................ 12
    4.06.  SEC Documents; Financial Statements............................... 13
    4.07.  Absence of Certain Changes or Events.............................. 14
    4.08.  No Undisclosed Liabilities........................................ 14
    4.09.  Information Supplied.............................................. 15
    4.10.  Litigation........................................................ 15
    4.11.  Labor Matters..................................................... 16
    4.12.  Employee Benefits; ERISA.......................................... 16

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                                       ii
Section                                                                   Page
-------                                                                   ----

    4.13.  Taxes.......................................................... 19
    4.14.  Compliance with Applicable Laws................................ 19
    4.15.  Environmental Matters.......................................... 20
    4.16.  Real Property.................................................. 20
    4.17.  Intellectual Property.......................................... 21
    4.18.  Insurance...................................................... 21
    4.19.  Amendment of Rights Agreement.................................. 22
    4.20.  State Takeover Statutes........................................ 22
    4.21.  Opinion of Financial Advisor................................... 22
    4.22.  Brokers........................................................ 22

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

    5.01.  Organization................................................... 22
    5.02.  Authority ..................................................... 23
    5.03.  Noncontravention; Filings and Consents......................... 23
    5.04.  Information Supplied........................................... 24
    5.05.  Financing...................................................... 24
    5.06.  Interim Operations of Purchaser................................ 24
    5.07.  Litigation..................................................... 24
    5.08.  Brokers ....................................................... 25

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

    6.01.  Conduct of Business ........................................... 25
    6.02.  Other Actions ................................................. 28
    6.03.  No Solicitation ............................................... 28

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

    7.01.  Shareholders Meeting; Preparation of the Proxy Statement....... 30
    7.02.  Access to Information; Confidentiality......................... 31
    7.03.  Reasonable Efforts ............................................ 32
    7.04.  Stock Options.................................................. 32
    7.05.  Benefit Plans.................................................. 33
    7.06.  Indemnification and Insurance.................................. 34
    7.07.  Directors of the Company....................................... 35
    7.08.  Fees and Expenses ............................................. 36
    7.09.  Public Announcements........................................... 37
                                       iii
Section                                                                    Page
-------                                                                    ----

    7.10.  Notification..................................................... 37
    7.11.  Certain Litigation  ............................................. 37
    7.12.  Other Actions ................................................... 38

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

    8.01.  Conditions to Each Party's Obligation to Effect the Merger....... 38

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

    9.01.  Termination ..................................................... 39
    9.02.  Effect of Termination............................................ 40
    9.03.  Amendment ....................................................... 40
    9.04.  Extension; Waiver................................................ 40
    9.05.  Procedure for Termination, Amendment, Extension or Waiver........ 40

                                    ARTICLE X

                               GENERAL PROVISIONS

    10.01.  Nonsurvival of Representations.................................. 41
    10.02.  Notices ........................................................ 41
    10.03.  Definitions .................................................... 42
    10.04.  Interpretation ................................................. 43
    10.05.  Counterparts ................................................... 43
    10.06.  Entire Agreement; Third Party Beneficiaries..................... 43
    10.07.  Assignment...................................................... 43
    10.08.  Governing Law .................................................. 44
    10.09.  Enforcement .................................................... 44
    10.10.  Severability ................................................... 44


Exhibit A         Conditions of the Offer
Exhibit B         Form of Agreement of Merger

                             INDEX OF DEFINED TERMS


Defined Term                                                Section

AARC                                                        Section 4.05(b)
acquisition proposal                                        Section 6.03(a)
affiliate                                                   Section 10.03(a)
Agreement                                                   Preamble
Benefit Plans                                               Section 4.12(a)
Certificates                                                Section 3.02(b)
CCC                                                         Recitals
Code                                                        Section 4.12(a)
Commonly Controlled Entity                                  Section 4.12(a)
Company                                                     Preamble
Company Common Stock                                        Recitals
Company Filed SEC Documents                                 Section 4.07
Company Permits                                             Section 4.14
Company Preferred Stock                                     Section 4.03
Company Representatives                                     Section 6.03(a)
Company SEC Documents                                       Section 4.06
Company Shareholder Vote                                    Section 4.04
Company Shareholders Meeting                                Section 7.01(a)
Confidentiality Agreement                                   Section 7.02
control                                                     Section 10.03(b)
controlled by                                               Section 10.03(b)
DGCL                                                        Recitals
Disclosure Schedule                                         Article IV
Dissenting Shares                                           Section 3.01(d)
Effective Time                                              Section 2.02
Environmental Laws                                          Section 4.15
ERISA                                                       Section 4.12(a)
Exchange Act                                                Section 1.01(d)
Expenses                                                    Section 7.08(b)
FCO                                                         Section 4.05(b)
Governmental Entity                                         Section 4.05(b)
Hazardous Substance                                         Section 4.15
HSR Act                                                     Section 4.05(b)
Indemnified Parties                                         Section 7.06(a)
Independent Counsel                                         Section 1.02(a)
Independent Directors                                       Section 7.07(a)
Information Statement                                       Section 4.09
Intellectual Property Rights                                Section 4.17
IRS                                                         Section 4.12(a)

Defined Term                                                Section
------------                                                -------
Law                                                         Section 4.05(a)
Leased Real Property                                        Section 4.16(b)
Lien                                                        Section 10.03(c)
Material Adverse Change                                     Section 10.03(d)
Material Adverse Effect                                     Section 10.03(d)
Merger                                                      Recitals
Merger Consideration                                        Section 3.01(c)
Merger Documents                                            Section 2.02
Minimum Condition                                           Exhibit A
Notice of Superior Proposal                                 Section 6.03(b)
Offer                                                       Recitals
Offer Documents                                             Section 1.01(d)
Owned Real Property                                         Section 4.16(a)
Parent                                                      Preamble
Paying Agent                                                Section 3.02(a)
PBGC                                                        Section 4.12(d)
Pension Plans                                               Section 4.12(a)
Per Share Amount                                            Recitals
person                                                      Section 10.03(e)
Preferred Stock                                             Section 4.03
Proxy Statement                                             Section 4.05(b)
Purchaser                                                   Preamble
Real Property                                               Section 4.16(b)
Revised Minimum Number                                      Section 1.01(b)
Rights Agreement                                            Section 4.03
Schedule 14D-9                                              Section 1.02(b)
SEC                                                         Section 1.01(a)
Securities Act                                              Section 4.06
Significant Subsidiary                                      Section 4.01
Specified Court                                             Section 10.09
Stock Incentive Plans                                       Section 7.04(a)
Stock Option                                                Section 7.04(a)
Stock Option Agreement                                      Recitals
subsidiary                                                  Section 10.03(f)
Superior Proposal                                           Section 6.03(b)
Surviving Corporation                                       Section 2.01
taxes                                                       Section 4.13
Termination Fee                                             Section 7.08(b)
under common control with                                   Section 10.03(b)
WARN                                                        Section 4.12(g)
Welfare Plans                                               Section 4.12(a)

                  AGREEMENT AND PLAN OF MERGER, dated as of July 3, 1997 (this "Agreement"), among RAAB KARCHER AG, a corporation organized under the laws of Germany ("Parent"), EBV ELECTRONICS INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and WYLE ELECTRONICS, a California corporation (the "Company").

                  WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, in furtherance of such acquisition, Parent proposes to cause Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of common stock, no par value, of the Company (the "Company Common Stock"), at a purchase price of US$50.00 per share (such amount, or any greater amount to be paid per share of Company Common Stock in the Offer, being referred to as the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement and in the Offer; and the Board of Directors of the Company has unanimously approved the Offer and is recommending that the Company's shareholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

                  WHEREAS, also in furtherance of such acquisition, the respective Boards of Directors of Parent, Purchaser and the Company have approved the merger of Purchaser with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") and the California Corporations Code (the "CCC"), whereby each share of Company Common Stock, other than shares owned directly or indirectly by Parent or by the Company and other than Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive the Per Share Amount;

                  WHEREAS, as an inducement to Parent to enter into this Agreement, Parent, Purchaser and the Company have entered into a Stock Option Agreement (the "Stock Option Agreement") pursuant to which the Company has granted to Parent an option to purchase newly issued shares of Company Common Stock under certain circumstances;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

                  SECTION 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement of this Agreement, Purchaser shall, and Parent shall cause Purchaser to, commence the Offer. The obligation of Purchaser to, and of Parent to cause Purchaser to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may be waived in whole or in part by Purchaser in its sole discretion), and to the terms and conditions of this Agreement. Purchaser expressly reserves the right to modify the terms and conditions of the Offer, except that, without the prior written consent of the Company or as expressly permitted by this Agreement, Purchaser shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Per Share Amount,
(iii) modify or add to the conditions set forth in Exhibit A, (iv) except as provided in the following sentence or in Section 1.01(b), extend the term of the Offer, (v) change the form of consideration payable in the Offer or (vi) make any other modifications that are otherwise materially adverse to holders of Company Common Stock. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (A) extend the term of the Offer beyond any scheduled expiration date of the Offer if, at any such scheduled expiration date, any of the conditions to Purchaser's obligation to accept for payment, and pay for, shares of Company Common Stock tendered pursuant to the Offer shall not have been satisfied or waived (provided, however, that Purchaser may extend the Offer under this clause (A) on not more than one occasion and for not more than ten business days on such occasion) and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any other applicable Law.

                  (b) Notwithstanding any other provision contained herein, including, without limitation, Section 1.01(a), in the event the Minimum Condition (as defined in Exhibit A) is not satisfied on any scheduled expiration date of the Offer, the Purchaser may either (x) extend the Offer pursuant to clause (A) of the last sentence of Section 1.01(a) or (y) amend the Offer to provide that, in the event (i) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer (after giving effect to the issuance of any shares of Company Common Stock theretofore issued under the Stock Option Agreement) and (ii) the number of shares of Company Common Stock tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding shares of Company Common Stock, Purchaser must waive the Minimum Condition and amend the Offer to reduce the number of shares of Company Common Stock subject to the Offer to 49.9% of the shares of Company Common Stock then outstanding (the "Revised Minimum Number") and, if a greater number of shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of shares (it being understood that Purchaser shall not in any event be required to accept for payment, or pay for, any shares of Company Common Stock if less than the Revised Minimum Number of shares are tendered pursuant to the Offer and not withdrawn at the expiration date).

                  (c) The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Purchaser shall, and Parent shall cause Purchaser to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly after the expiration of the Offer. Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any shares of Company Common Stock that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

                  (d) On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Purchaser agree that the Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, on the date filed with the SEC and when first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents or incorporated therein by reference to any statement, report or other document filed by or on behalf of the Company with the SEC. Each of Parent, Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Purchaser further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company. Parent and Purchaser agree to provide the Company and its counsel any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate in the response of Parent and/or Purchaser to such comments.

                  SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, has unanimously adopted resolutions
(i) approving this Agreement, the Offer, the Merger and the Stock Option Agreement, (ii) determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders, and (iii) recommending that the Company's shareholders accept the Offer, tender their shares pursuant to the Offer and approve this Agreement. Subject to the fiduciary duties of the Board under applicable law as advised by independent counsel (which may be the Company's regularly engaged outside counsel) ("Independent Counsel"), the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. The Company has been advised by each of its directors and executive officers that they intend to tender all shares of Company Common Stock beneficially owned by them to Purchaser pursuant to the Offer.

                  (b) On the date the Offer Documents are filed with the SEC, or as soon thereafter as is practicable, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing, subject to the fiduciary duties of the Board under applicable law as advised by Independent Counsel, the recommendation described in Section 1.02(a) and shall mail the Schedule 14D-9 to the shareholders of the Company. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and when first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser for inclusion in the Schedule 14D-9. Each of the Company, Parent and Purchaser agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate in the response of the Company to such comments.

                  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Purchaser such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver to the Company all copies of such information then in their possession or control.


                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the CCC, Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 2.03). Following the Effective Time, the separate corporate existence of Purchaser shall cease and the Company shall continue its corporate existence under the laws of the State of California as the surviving corporation (the "Surviving Corporation").

                  SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties will cause the Merger to be consummated by delivering to the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger and by filing with the Secretary of State of the State of California a duly executed agreement of merger, in substantially the form attached hereto as Exhibit B and, if applicable, a certificate of satisfaction by the California Franchise Tax Board with respect to the Company, together with the requisite officer's certificates or a certificate of ownership, each in such form or forms as may be required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and the CCC (such documents being referred to collectively as the "Merger Documents"), and shall make all other filings and recordings required by the DGCL and the CCC in connection with the Merger. The Merger shall become effective at the time of filing of the appropriate Merger Documents with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, or at such later time, which shall be as soon as reasonably practicable, specified as the effective time in the Merger Documents (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in
Article VIII.

                  SECTION 2.03. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 1107 of the CCC.

                  SECTION 2.04. Articles of Incorporation and By-Laws. (a) The Restated Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein and as permitted by law and this Agreement.

                  (b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation upon completion of the Merger and remain the Bylaws of the Surviving Corporation until thereafter amended as provided therein and as permitted by law and this Agreement.

                  SECTION 2.05. Directors. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be deemed to have resigned. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  SECTION 2.06. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, or as otherwise provided in the Bylaws of the Company.

                                   ARTICLE III

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
            OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  SECTION 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of
Purchaser:

                  (a) Capital Stock of Purchaser. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

                  (b) Cancellation of Parent Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Purchaser or any other subsidiary of Parent shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of Company Common Stock. Subject to Section 3.01(d), each share of Company Common Stock issued and outstanding (other than shares to be cancelled in accordance with Section 3.01(b)) shall be converted into the right to receive the Per Share Amount in cash, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                  (d) If, pursuant to the CCC, an affirmative vote of the Company's shareholders is required to approve the Merger, then notwithstanding Section 3.01(c), shares of Company Common Stock held by a holder who, subject to and in accordance with Section 1300 et seq. of the CCC, has demanded and perfected such holder's right to an appraisal of such holder's shares of Company Common Stock and has not effectively withdrawn or lost the right to such appraisal ("Dissenting Shares"), shall not be converted into a right to receive the Merger Consideration, unless such holder withdraws or otherwise loses the right to appraisal for such holder's shares of Company Common Stock. If after the Effective Time of the Merger such holder withdraws or loses the right to appraisal for such holder's shares of Company Common Stock, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger

         Consideration payable in respect of such shares of Company Common Stock pursuant to Section 3.01(c).

                  (e) If Parent is not required under the CCC to obtain the approval of the other shareholders of the Company in order to effect the Merger and effects the Merger without holding a meeting of the shareholders, then, prior to consummating the Merger, Parent will provide notice, as required by the CCC, that the Merger will become effective on or after a specified date and that shareholders are entitled to exercise their dissenters' rights.

                  SECTION 3.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock as part of the Merger pursuant to Section
3.01. The Paying Agent shall invest portions of the Merger Consideration as Parent directs (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be the property of, and shall be turned over to, Parent), provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of US$100 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise). The Merger Consideration shall not be used for any other purpose, except as provided in this Agreement.

                  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                  (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and, from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

                  (d) No Liability. At any time following the twelfth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration properly delivered in respect of such Share to a public official as required pursuant to any abandoned property, escheat or other similar law.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Purchaser as follows (with such exceptions thereto as are set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the "Disclosure Schedule") with reference to particular Sections of this Agreement):

                  SECTION 4.01. Organization. The Company and each of its Significant Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority and governmental approvals to own, lease or operate its properties and to carry on its business as now being conducted, except when the failure to be so organized, existing or in good standing, or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 10.03). The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified, licensed and in good standing would not have a Material Adverse Effect. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC. The Company has delivered to Parent complete and correct copies of its Articles of Incorporation and By-Laws and the articles of incorporation and by-laws (or other comparable organizational documents) of its Significant Subsidiaries, in each case as amended to the date of this Agreement.

                  SECTION 4.02. Subsidiaries. Section 4.02 of the Disclosure Schedule lists each subsidiary of the Company. All the outstanding shares of capital stock or other ownership interest of each such subsidiary are owned by the Company (or by another wholly owned subsidiary of the Company) free and clear of all Liens (as defined in Section 10.03), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries or as set forth in Section 4.02 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity.

                  SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 500,000 shares of Preference Stock, no par value, of the Company ("Company Preferred Stock"). As of June 30, 1997, 12,229,100 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding. Pursuant to a Rights Agreement, dated as of February 23,

1995, as amended, between the Company and ChaseMellon Shareholder Service LLC (as successor to Chemical Bank) as Rights Agent (the "Rights Agreement") the Company has issued to the shareholders certain rights to purchase shares of Junior Participating Cumulative Preferred Stock of the Company (the "Preferred Stock") which Preferred Stock is, under certain circumstances, convertible into Company Common Stock. As of June 30, 1997, 902,985 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Stock Options (as defined in Section 7.04). Except as set forth in Section 4.03 of the Disclosure Schedule and as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in Section 4.03 of the Disclosure Schedule and as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth above and as set forth in Section 4.03 of the Disclosure Schedule, there are not as of the date hereof and there will not be at the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting, registration or disposition of any shares of the capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the shareholders of the Company with respect to the Merger) or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company. Except as set forth above and as set forth in Section 4.03 of the Disclosure Schedule, there are not any outstanding contractual obligations of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or
(ii) to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.

                  SECTION 4.04. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to, in the case of the Merger, the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of

Company Common Stock (the "Company Shareholder Vote") to the extent required by the CCC. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to, with respect to the Merger, the Company Shareholder Vote (to the extent required by the CCC). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Purchaser, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  SECTION 4.05. Noncontravention; Filings and Consents. (a) Except as set forth in Section 4.05 of the Disclosure Schedule, the execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of the Company or any of its Significant Subsidiaries,
(ii) assuming that all consents, approvals, orders and authorizations described in Section 4.05(b) have been obtained and all registrations, declarations, filings and notifications described in Section 4.05(b) have been made, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, or any other requirement or rule of law (a "Law"), applicable to the Company or any subsidiary or by which any property or asset of the Company or any subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by the Company of any of its material obligations hereunder or thereunder.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the waiting period thereunder, (ii) the filing with the SEC of (x) the Schedule 14D-9 and any Information Statement,
(y) a proxy statement relating to any required approval by the Company's shareholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby, (iii) shareholder approval of the Merger, if required by the CCC, and the filing of the applicable Merger Documents with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as may be required by any applicable state securities or "blue sky" laws, (v) the filing of reports with the U.S. Department of Commerce regarding foreign direct investment in the United States,
(vi) notification under the German Law Against Restraints of Competition (the "AARC") and the approval of the German Federal Cartel Office (the "FCO") thereunder and any filings or notifications under other similar laws throughout the world and (vii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, (x) have a Material Adverse Effect or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by the Company of any of its material obligations hereunder or thereunder.

                  SECTION 4.06. SEC Documents; Financial Statements. The Company and each of its subsidiaries has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1993 under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). Each of the Company SEC Documents, at the time it was filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a subsequently filed Company Filed SEC Document (as defined in Section 4.07) (a copy of which has been made available to Parent prior to the date hereof), none of the Company SEC Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company

SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                  SECTION 4.07. Absence of Certain Changes or Events. Except for the transactions contemplated by this Agreement and except as disclosed in
Section 4.07 of the Disclosure Schedule or in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), since December 31, 1996, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course in a manner consistent with past practice, and there has not been (i) any Material Adverse Change, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's capital stock or any redemption, purchase or other acquisition of any of its capital stock, other than regular quarterly dividends on Company Common Stock not in excess of US$0.08 per share,
(iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (iv)
(x) any granting by the Company or any of its subsidiaries to any director, officer, employee or consultant of the Company or any of its subsidiaries of any increase in compensation or benefits, except in the ordinary course of business consistent with past practice, (y) any granting by the Company or any of its subsidiaries to any such director, officer, employee or consultant of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or (z) except employment agreements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any such employee or executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company or (vii) any entry by the Company or any of its subsidiaries into any commitment or transaction material to the Company and its subsidiaries taken as a whole.

                  SECTION 4.08. No Undisclosed Liabilities. Except as and to the extent set forth in Section 4.08 of the Disclosure Schedule or in the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996 (including the financial statements included therein), as of December 31, 1996, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto). Since December 31, 1996, except as and to the extent set forth in Section 4.08 of the Disclosure Schedule or in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, other than liabilities incurred in the ordinary course of business which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

                  SECTION 4.09. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in (i) the Offer Documents, (ii) the information to be filed by the Company pursuant to Rule 14f-1 promulgated under the Exchange Act and Section 7.07 hereof (the "Information Statement") or (iii) the Proxy Statement, will, in the case of the Offer Documents and the Information Statement, at the respective times the Offer Documents and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting (as defined in Section 7.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser for inclusion therein. The information set forth in Section 4.09 of the Disclosure Schedule is true and correct in all material respects.

                  SECTION 4.10. Litigation. Except as disclosed in the Company Filed SEC Documents or as set forth in Section 4.10 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation (whether judicial, administrative, regulatory, arbitral or otherwise) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by the Company of any of its material obligations hereunder or thereunder. Except as disclosed in the Company Filed SEC Documents, as of the date of this Agreement, neither the Company nor any of its subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that could reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by the Company of any of its material obligations hereunder or thereunder.

                  SECTION 4.11. Labor Matters. Except as set forth in Section
4.11 of the Disclosure Schedule, (i) there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any subsidiary and any of their respective employees, (ii) neither the Company nor any subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees, (iii) there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any subsidiary and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, any threat thereof, by or with respect to any employees of the Company or any subsidiary. The Company and each subsidiary is in material compliance with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Entities and has withheld and paid to the appropriate Governmental Entities all amounts required to be withheld from employees of the Company and its subsidiaries and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing, except where such failure would not have a Material Adverse Effect.

                  SECTION 4.12. Employee Benefits; ERISA. (a) Section 4.12(a) of the Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "Welfare Plans"), and each other material plan, material arrangement or material policy (written or oral) providing for bonuses, pensions, profit sharing, stock options, stock purchases, compensation, deferred compensation, incentive compensation, severance, disability, retiree medical or life insurance, supplemental retirement, death benefits, hospitalization, medical or dental benefits, fringe benefits or other employee benefits, in each case maintained, or contributed to, by the Company or any of its subsidiaries or any other person or entity that, together with the Company is treated as a single employer (each, together with the Company, a "Commonly Controlled Entity") under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of any current or former employees, officers, consultants, agents or directors of the Company or any of its subsidiaries (all of the foregoing being herein called "Benefit Plans"). The Company has delivered to Parent true and complete copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof),
(ii) the most recent annual report on Form 5500 (and related schedules and financial statements or opinions required in connection therewith) filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan (if any such report was required), (iii) the most recent actuarial report and financial statement with respect to each Benefit Plan, as applicable, (iv) the most recent summary plan description (or similar document) for each Benefit Plan for which a summary plan description is required or was otherwise provided to plan participants or beneficiaries, (v) the most recent IRS determination letter, if any, for each Benefit Plan and (vi) each trust agreement and group annuity contract relating to any Benefit Plan.

                  (b) All Pension Plans and related trusts that are intended to be tax-qualified plans have been the subject of determination letters from the IRS to the effect that such Pension Plans and related trusts are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened; no event has occurred and no circumstances exist that would adversely affect or would reasonably be likely to adversely affect the tax qualification of such Pension Plan nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect or would reasonably be likely to adversely affect its qualification or materially increase its costs or require security under Section 302 of ERISA.

                  (c) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Benefit Plans are, and have been operated, in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws. All material contributions or payments required to be made to or in respect of the Benefit Plans has been timely made or provided for. No Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. All contributions, premiums or payments required to be made with respect to any Benefit Plan are fully deductible for income tax purposes and no such deduction previously claimed has been challenged by any Governmental Entity; provided, however, that no benefits under any nonqualified pension or deferred compensation plan are deductible until actually paid. There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any material liability, and there are not any facts or circumstances that would reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

                  (d) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or has withdrawn or expects to withdraw from any such multiemployer plan where such withdrawal has resulted or would result in any material "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 of ERISA or to any material liability under Section 502(i) or (l) of ERISA. Neither any of such Benefit Plans nor any of such trusts has been terminated, nor has there been, nor is there expected to be, any "reportable event" (as that term is defined in Section 4043 of ERISA) as to which notice would be required with the Pension Benefit Guaranty Corporation (the "PBGC") with respect thereto, during the last five years, except that the Company's acquisition of Sylvan Ginsbury was reported to the PBGC under Section 4043(c)(10) of ERISA.

                  (e) Neither the Company nor any subsidiary has or reasonably expects to incur liability under Title IV of ERISA (other than for the payment of premiums, none of which are overdue). Each Benefit Plan subject to Title IV of ERISA is fully funded in accordance with the actuarial assumptions used by the PBGC to determine the level of funding required in the event of the termination of such plan. No Commonly Controlled Entity has completely or partially terminated a plan subject to Title IV of ERISA within the last five years. None of the assets of the Company or any subsidiary is the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code; neither the Company nor any subsidiary has been required to post any security under
Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

                  (f) Except as set forth in Section 4.12(f) of the Disclosure Schedule, no employee of the Company or any of its subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

                  (g) The Company and its subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the rules and regulations promulgated thereunder ("WARN") and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the Effective Time. The Company will advise Parent and Purchaser in writing of any material terminations, layoffs and reductions in hours from the date hereof through the Effective Time and will provide Parent and Purchaser with any related information that they may reasonably request.

                  (h) Except as disclosed in Section 4.12(h) of the Disclosure Schedule, since December 31, 1996 there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any Benefit Plan.

                  (i) Except as disclosed in Section 4.12(i) of the Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer, director or consultant of the Company or any of its subsidiaries, and there is no oral or written understanding or arrangement to enter into any such agreement with any such individual.

                  (j) The Commonly Controlled Entities have complied in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B.

                  SECTION 4.13. Taxes. The Company and each of its subsidiaries has filed all federal, state, local and foreign tax returns and reports required to be filed by it. All such returns and reports are complete and correct in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes required to be paid by it, and the most recent financial statements contained in the Company Filed SEC Documents reflect reserves sufficient to cover all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements except where such failure to pay or to reflect such reserves would not have a Material Adverse Effect. No material deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, and no requests for waivers of the time to assess any such taxes are pending. The federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the IRS for all years through January 31, 1992. As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

                  SECTION 4.14. Compliance with Applicable Laws. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure to hold such permits, licenses, variances, exemptions, orders and approvals would not have a Material Adverse Effect. The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits. Except as disclosed in the Company Filed SEC Documents, to the knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any Law. Except as set forth in the Company Filed SEC Documents, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, other than, in each case, those the outcome of which would not be reasonably expected to (x) have a Material Adverse Effect or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option

Agreement or the performance by the Company of any of its material obligations hereunder or thereunder.

                  SECTION 4.15. Environmental Matters. Except as set forth in
Section 4.15 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of its subsidiaries' properties or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company's or any of its subsidiaries' properties or any other property but arising from the Company's or any of its subsidiaries' current or former properties or operations, other than in a manner that could not reasonably be expected to result in a Material Adverse Effect, or (iii) received any written notice (A) of any violation of or liability under any Law relating to any matter of pollution, protection of the environment or natural resources, environmental regulation or control or regarding Hazardous Substances (collectively, "Environmental Laws") on, under or emanating from any of the Company's or any of its subsidiaries' current or former properties or operations or any other properties, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its subsidiaries with the terms of any permit required under any Environmental Law in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' current or former properties or operations, as to clauses (A) through (E) of this Section 4.15(iii), other than for matters that could not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined or regulated as a pollutant or contaminant under any Environmental Law.

                  SECTION 4.16. Real Property. (a) Section 4.16(a) of the Disclosure Schedule sets forth a true and complete list of all the real property owned by the Company and its subsidiaries (the "Owned Real Property").

                  (b) Section 4.16(b) of the Disclosure Schedule sets forth a true and complete list of the real property leased by the Company and the Subsidiaries (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property").

                  (c) The Company and its subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect.

                  (d) Each parcel of Real Property (i) is owned or leased free and clear of all Liens, other than Liens and other imperfections of title which would not, individually or in the aggregate, have a Material Adverse Effect and
(ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

                  (e) All leases of real property leased for the use or benefit of the Company or any subsidiary to which the Company or any subsidiary is a party requiring rental payments in excess of US$400,000 during the period of the lease, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any subsidiary, except as, individually or in the aggregate, would not have a Material Adverse Effect.

                  SECTION 4.17. Intellectual Property. The Company and its subsidiaries own, or are validly licensed or otherwise have the legal right to use, all patents, patent rights, trademarks, trade names, service marks, copyrights, know-how and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") that are material to the conduct of the business of the Company and its subsidiaries.
Section 4.17 of the Disclosure Schedule sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and its subsidiaries taken as a whole. No claims that would have a Material Adverse Effect are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right, and the Company is not aware of any basis for any such claims. To the knowledge of the Company, no person is infringing the rights of the Company or any of its subsidiaries with respect to any material Intellectual Property Right, except where such infringement would not have a Material Adverse Effect.

                  SECTION 4.18. Insurance. The Company and its subsidiaries have obtained and maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or its subsidiaries or any properties owned, occupied or controlled by the Company or its subsidiaries and other insurance, in each case, with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks as reasonably deemed necessary by the Company and its subsidiaries.

                  SECTION 4.19. Amendment of Rights Agreement. The Rights Agreement has been duly and validly amended to the extent necessary to permit Parent and Purchaser to perform their obligations under this Agreement and consummate the transactions contemplated hereby.

                  SECTION 4.20. State Takeover Statutes. Except for Section 1101 of the CCC, to the knowledge of the Company, no state takeover statute or similar statute applies or purports to apply to the Offer, the Merger, this Agreement or the Stock Option Agreement or any of the transactions contemplated by this Agreement or the Stock Option Agreement.

                  SECTION 4.21. Opinion of Financial Advisor. The Company has received an opinion from Credit Suisse First Boston Corporation, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and a true and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

                  SECTION 4.22. Brokers. No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Parent a true and correct copy of the agreement between the Company and Credit Suisse First Boston Corporation.


                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company as follows:

                  SECTION 5.01. Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  SECTION 5.02. Authority. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery thereof by the Company, constitute the legal, valid and binding obligations of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with their respective terms.

                  SECTION 5.03. Noncontravention; Filings and Consents. (a) The execution and delivery of this Agreement and the Stock Option Agreement by Parent and Purchaser do not, and the performance by Parent and Purchaser of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (i) conflict with or violate the Certificate of Incorporation or by-laws or equivalent organizational documents of Parent or Purchaser, (ii) assuming that all consents, approvals, orders and authorizations described in Section 5.03(b) have been obtained and all registrations, declarations, filings and notifications described in Section 5.03(b) have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights or Liens that would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by Parent or Purchaser of any of their respective material obligations hereunder or thereunder.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by Parent or Purchaser in connection with the execution and delivery of this Agreement or the Stock Option Agreement by Parent and Purchaser, the performance by Parent and Purchaser of their respective obligations hereunder and thereunder or the consummation by Parent or Purchaser of any of the transactions contemplated hereby and thereby, except for (i) the filing of a premerger notification and report form under the HSR Act, and the expiration or termination of the waiting period thereunder, (ii) the filing with the SEC of
(x) the Offer

Documents and (y) such reports under the Exchange Act as may be required in connection with this Agreement or the Stock Option Agreement and the transactions contemplated hereby and thereby, (iii) shareholder approval of the Merger, if required by the CCC, and the filing of the applicable Merger Documents with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, and the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as may be required by any applicable state securities or "blue sky" laws, (v) the filing of reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, (vi) notification under the AARC and the approval of the FCO thereunder and any filings or notifications under other similar laws throughout the world and (vii) such other consents, approvals, orders, authorizations, registrations, declaration, filings and notices the failure of which to be obtained or made would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by Parent or Purchaser of any of their respective material obligations hereunder or thereunder.

                  SECTION 5.04. Information Supplied. None of the information supplied or to be supplied by Parent or Purchaser for inclusion in (i) the
Schedule 14D-9, (ii) the Information Statement or (iii) the Proxy Statement will, in the case of the Schedule 14D-9 and the Information Statement, at the respective times the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  SECTION 5.05. Financing. Parent and Purchaser have funds available sufficient to consummate the Offer and the Merger on the terms contemplated by this Agreement, and at the expiration of the Offer and the Effective Time, Parent and Purchaser will have available all of the funds necessary (i) for the acquisition of all shares of Company Common Stock pursuant to the Offer and the Merger, as the case may be and (ii) to repay all the outstanding debt that may become due and payable as a result of the Offer or the Merger, as set forth in Section 5.05 of the Disclosure Schedule.

                  SECTION 5.06. Interim Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                  SECTION 5.07. Litigation. There is no suit, claim, action, proceeding or investigation (whether judicial, administrative, regulatory, arbitral or otherwise) pending or, to the knowledge of Parent, threatened against Parent or Purchaser that could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by Parent and Purchaser of their respective obligations hereunder and thereunder. Neither Parent nor Purchaser is subject to any outstanding judgment, order, writ, injunction or decree that could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Stock Option Agreement or the performance by Parent and Purchaser of their respective obligations hereunder and thereunder.

                  SECTION 5.08. Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

                  SECTION 6.01. Conduct of Business. Until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company agrees (except as expressly contemplated or permitted by this Agreement, the Stock Option Agreement or to the extent that Parent shall otherwise consent in writing) as follows:

                  (a) Ordinary Course. The Company shall and shall cause its subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

                  (b) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for regular quarterly dividends on Company Common Stock not in excess of US$0.08 per share or dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
         (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

                  (c) Issuance of Securities. The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than: (i) the issuance of shares of Company Common Stock upon the exercise of Stock Options granted under the Stock Incentive Plans and outstanding on the date of this Agreement and in accordance with the present terms of such Stock Options and (ii) the issuance of Preferred Stock and Company Common Stock upon conversion thereof, if any, pursuant to the Rights Agreement.

                  (d) Governing Documents. The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its Articles of Incorporation or By-Laws (or comparable organizational documents).

                  (e) No Acquisitions. The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory and supplies in the ordinary course of business consistent with past practice.

                  (f) No Dispositions. Other than sales of its products to customers or other dispositions, in any case in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

                  (g) Capital Expenditures. The Company shall not, nor shall the Company permit any of its subsidiaries to, make or agree to make any capital expenditures other than expenditures consistent with the Company's current capital expenditure forecast of US$12,000,000 for 1997.

                  (h) Indebtedness. The Company shall not, and shall not permit any of its subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice.

                  (i) Tax Matters. The Company shall not make any tax election that would have a material effect on the tax liability of the Company or settle or compromise any income tax liability of the Company of any of its subsidiaries that would materially affect the aggregate tax liability of the Company or any of its subsidiaries. The Company shall, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return.

                  (j) Discharge of Liabilities. The Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business or as otherwise set forth in the Disclosure Schedule, consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

                  (k) Material Contracts. Except in the ordinary course of business, the Company shall not, and shall not permit any of its subsidiaries to, enter into, modify, amend or terminate any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license which is material to the Company and its subsidiaries or waive, release or assign any material rights or claims.

                  (l) Employee Benefits. The Company shall not, and shall not permit any of its subsidiaries to, (i) grant any increase in the compensation of any of its directors, officers or employees, except for increases for officers other than executive officers and employees in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Benefit Plans as in effect on the date hereof to any director, officer or employee, (iii) enter into any new employment, severance or termination agreement with any such director, officer or employee or (iv) except as may be required to comply with applicable Law, become obligated under any Benefit Plan which was not in existence on the date hereof or amend any such plan in existence on the date hereof.

                  (m) Accounting Matters. The Company shall not, and shall not permit any of its subsidiaries to, take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable).

                  SECTION 6.02. Other Actions. (a) The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, (iii) except as otherwise permitted by Section 6.03, any of the conditions to the Offer set forth in Exhibit A, or any of the conditions to the Merger set forth in Article VIII, not being satisfied or (iv) a Material Adverse Effect.

                  (b) The Company shall promptly advise Parent of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect.

                  SECTION 6.03. No Solicitation. (a) The Company shall, and shall cause its subsidiaries and their respective officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives and agents ("Company Representatives") to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any "acquisition proposal" (as defined below in this Section 6.03(a)). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any Company Representative to, directly or indirectly, (i) solicit or initiate, or knowingly encourage the submission of, any acquisition proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal; provided, however, that if, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Board of Directors determines in good faith, based upon advice of Independent Counsel, that not to do so would be inconsistent with its fiduciary duties to the Company's shareholders under applicable Law, the Company may, in response to an unsolicited acquisition proposal, and subject to compliance with Section 6.03(c), (x) furnish information with respect to the Company pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations regarding such acquisition proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any subsidiary of the Company or any Company Representative, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.03(a) by the Company. For purposes of this Agreement, "acquisition proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries or of over 15% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

                  (b) Except as set forth in this Section 6.03, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal or (iii) enter into any agreement with respect to any acquisition proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company determines in good faith, based upon advice of Independent Counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable Law, the Board of Directors of the Company may (subject to this and the following sentences) (x) withdraw or modify (or propose to withdraw or modify) its approval or recommendation of the Offer, the Merger and this Agreement or (y) approve or recommend (or propose to approve or recommend) a Superior Proposal (as defined below) or terminate (or propose to terminate) this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any agreement with respect to any Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is at least three business days after Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal. The Notice of Superior Proposal shall specify the amount and type of consideration to be paid and such other terms and conditions of the Superior Proposal as the Company determines in good faith to be material and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (based on the advice of a financial advisor of nationally recognized reputation), is reasonably capable of being financed by such third party.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.03, the Company shall promptly advise Parent orally and in writing of the Company's receipt of any bona fide acquisition proposal and any request for information that may reasonably be expected to lead to or is otherwise related to any such acquisition proposal and the identity of the person making such request or acquisition proposal. The Company will keep Parent informed on a reasonable basis of the status and details (including amendments) of any such request or acquisition proposal, unless the Board of Directors determines in good faith, based upon advice of Independent Counsel, that to do so would be inconsistent with its fiduciary duties to the Company's shareholders under applicable Law.

                  (d) Nothing contained in this Section 6.03 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, issuing a communication meeting the requirements of Rule 14d-9(e) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, based upon written advice of Independent Counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable Law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.03(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or to approve or recommend, or propose to approve or recommend, an acquisition proposal.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

                  SECTION 7.01. Shareholders Meeting; Preparation of the Proxy Statement. (a) If approval of this Agreement by the shareholders of the Company is required by applicable Law, the Company shall, at Parent's request, as soon as practicable following the consummation of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of approving this Agreement. Subject to the provisions of Section 6.03(b), the Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent shall own at least 90% of the outstanding shares of Company Common Stock, and provided that the conditions set forth in Section 8.01 shall have been satisfied or waived, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after acceptance of shares of Company Common Stock for payment pursuant to the Offer without the approval of the shareholders of the Company in accordance with the CCC.

                  (b) If approval of this Agreement by the shareholders of the Company is required by applicable Law, the Company shall, at Parent's request, as soon as practicable prepare and file a preliminary Proxy Statement with the SEC and the Company and Parent will cooperate in responding to any comments of the SEC or its staff and the Company shall cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of the Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare (and if relating to Parent, Parent will also promptly cooperate with the Company in preparing) and mail to its shareholders such an amendment or supplement. The Company will not file or mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

                  (c) If approval of this Agreement by the shareholders of the Company is required by applicable Law, Parent shall cause all of the shares of Company Common Stock then actually or beneficially owned by Parent, Purchaser or any of their subsidiaries, or as to which Parent, Purchaser or any of their subsidiaries has voting rights by proxy or otherwise, to be voted in favor of the approval of this Agreement.

                  SECTION 7.02. Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent's officers, directors, employees, consultants, investment bankers, accountants, counsel and other advisors, representatives and agents, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of the Company and its subsidiaries and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its or its subsidiaries' business, properties and personnel as Parent or any of its officers, directors, employees, consultants, investment bankers, accountants, counsel or other advisors, representatives or agents may reasonably request. Except as otherwise agreed to by the Company, unless and until Parent or Purchaser shall have purchased a majority of the outstanding shares of Company Common Stock, and notwithstanding any termination of this Agreement, the terms of the confidentiality agreement dated April 9, 1997 (the "Confidentiality Agreement") between Parent and the Company shall apply to all information concerning the Company made available to Parent or Purchaser under this Agreement. No investigation pursuant to this Section 7.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto; provided, however, that Parent and Purchaser shall promptly provide to the Company any information that Parent or Purchaser obtains that conflicts with any representation or warranty of the Company under this Agreement or the Stock Option Agreement.

                  SECTION 7.03. Reasonable Efforts. Except as otherwise contemplated in this Agreement, each of the Company, Parent and Purchaser agree to use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the Offer and the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Offer and the Merger. Except as otherwise contemplated in this Agreement, each of the Company, Parent and Purchaser shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, approval, order or authorization of, or any exemption by or waiver from, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Purchaser, the Company or any of their respective subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by this Agreement or the Stock Option Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets having more than a de minimus value.

                  SECTION 7.04. Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Incentive Plans (as defined below) shall adopt such resolutions or take such other actions as are required to provide that each outstanding stock option to purchase shares of Company Common Stock (a "Stock Option") heretofore granted under any stock option or stock purchase plan, program or arrangement or other option agreement or contingent stock grant plan of the Company or any of its subsidiaries (collectively, the "Stock Incentive Plans") shall be accelerated so as to be fully exercisable prior to the consummation of the Offer, and the Company shall assure that any such Stock Options outstanding immediately prior to the consummation of the Offer shall be surrendered immediately prior to the consummation of the Offer in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (x) the number of shares of

Company Common Stock subject to such Stock Option immediately prior to the consummation of the Offer and (y) the excess of the Per Share Amount over the per share exercise price of such Stock Option. Any Stock Option not cancelled in accordance with this paragraph (a) immediately prior to the consummation of the Offer shall be cancelled at the Effective Time in exchange for an amount in cash, payable at the Effective Time, equal to the amount which would have been paid had such Stock Option been surrendered immediately prior to the consummation of the Offer. A listing of all outstanding Stock Options as of June 30, 1997, showing the portions of such Stock Options that are exercisable as of such date, the dates upon which such Stock Options expire and the exercise price of such Stock Options, is set forth in Section 7.04 of the Disclosure Schedule.

                  (b) All Stock Incentive Plans shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Incentive Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, except as provided in
Section 7.04(a).

                  SECTION 7.05. Benefit Plans. (a) For a period of at least through December 31, 1998, Parent shall cause the Surviving Corporation to continue to maintain the Company's existing compensation, severance, welfare and pension benefit plans, programs and arrangements (other than any stock based plans, programs and arrangements) for the benefit of current and former employees of the Company and its subsidiaries (subject to such modification as may be required by applicable law or to maintain the tax exempt status of any such plan which is intended to be qualified under Section 401(a) of the Code); provided, however, that (i) nothing herein shall prohibit Parent from replacing any such existing plan, program or arrangement with a plan, program or arrangement which provide such employees with benefits which are not less favorable in the aggregate than the benefits that would have been provided under such existing plan, program or arrangement to the extent such replacement is permitted under the terms of the applicable plan, program or arrangement and
(ii) nothing herein shall obligate Parent to provide such employees with any stock based compensation (including, without limitation, stock options or stock appreciation rights) after the Effective Time.

                  (b) In light of Parent's desire that the Surviving Corporation provide appropriate employee incentives in the future, Parent agrees to institute during the one-year period following the Effective Time a new performance-based incentive compensation plan for the benefit of employees of the Surviving Corporation and its subsidiaries.

                  (c) All service credited to each employee by the Company through the Effective Time shall be recognized by Parent for all purposes, including for purposes of eligibility, vesting and benefit accruals under any employee benefit plan provided by the Surviving Corporation or Parent for the benefit of the employees; provided, however, that, to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by the Surviving Corporation or Parent may be reduced by amounts payable under similar Company plans with respect to the same periods of service.

                  (d) Parent hereby agrees to cause the Surviving Corporation to honor (without modification) and assume, and hereby guarantees the Surviving Corporation's performance of, the employment agreements, executive termination agreements and individual benefit arrangements listed in Section 4.12(h) of the Disclosure Schedule, all as in effect on the date hereof or as amended after the date hereof with Parent's consent pursuant to Section 6.01.

                  SECTION 7.06. Indemnification and Insurance. (a) Parent and Purchaser agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers, employees and agents (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws (or similar organizational documents) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years. From and after the Effective Time and for a period of not less than six years thereafter, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless any and all Indemnified Parties to the full extent such persons may be indemnified by the Company or such subsidiaries, as the case may be, pursuant to applicable law, their respective certificates of incorporation or by-laws (or similar organizational documents) or pursuant to indemnification agreements as in effect on the date of this Agreement for acts or omissions occurring at or prior to the Effective Time, and Parent shall, or shall cause the Surviving Corporation to, advance litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions to the extent provided by the respective terms and provisions of such certificates of incorporation, by-laws, similar documents or indemnification agreements as in effect on the date hereof.

                  (b) For not less than six years from the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to pay a premium in any one year in an amount in excess of 175% of the annual premium paid by the Company (which annual premium the Company represents and warrants to be approximately US$475,000); and provided further that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                  (c) This Section 7.06 shall survive the consummation of the Merger, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

                  SECTION 7.07. Directors of the Company. (a) Promptly following the purchase of and payment for shares of Company Common Stock by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded down to the nearest whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors equal to the product of the total number of directors on the Board (giving effect to any increase in the number of directors pursuant to this Section 7.07(a)) and the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Purchaser bears to the total number of shares of Company Common Stock then outstanding (on a fully diluted basis); provided, however, that Purchaser shall be entitled to designate a number of directors equal to or greater than 50% of the total number of directors only if Purchaser purchases 90% or more of the outstanding shares of Company Common Stock pursuant to the Offer. The Company and its Board of Directors shall, at such time, take such action as may be necessary to cause Purchaser's designees to be so appointed or elected to the Company's Board of Directors, with Purchaser's designees being allocated as evenly as possible among the classes of directors. Notwithstanding the foregoing, in the event that Purchaser's designees are to be appointed or elected to the Board of Directors, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement. An affirmative vote of a majority of the Independent Directors shall be obtained prior to the Company entering into any material transaction with Parent, Purchaser or any affiliate thereof.

                  (b) In the event the Company's obligation to appoint or elect designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Parent shall give the Company reasonable notice of its intention to exercise its rights under Section 7.07(a) and, after receipt of such notice, the Company shall promptly take such action as may be required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 7.07 and shall include in the Schedule 14D-9 or a separate Rule 14f-1 Statement to shareholders such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 7.07. Parent shall provide to the Company and be solely responsible for all information relating to Parent and Purchaser and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                  SECTION 7.08. Fees and Expenses. (a) Except as provided below in this Section 7.08, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

                  (b) The Company shall pay, or cause to be paid, in immediately available funds to Parent, the sum of US$20,000,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

                  (i) if Parent or Purchaser terminates this Agreement pursuant to Section 9.01(e), the Company shall pay the Termination Fee upon demand;

                  (ii) immediately prior to any termination of this Agreement pursuant to Section 9.01(f), the Company shall pay the Termination Fee;

                  (iii) if, at the time of any termination of this Agreement pursuant to Section 9.01(b) (as a result of less than 50% of the outstanding shares of Company Common Stock being tendered), an acquisition proposal shall have been made and shall be pending and the Board of Directors of the Company shall not have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, and, within 12 months of such termination,
         (x) the Company shall enter into an agreement providing for an acquisition proposal or an acquisition proposal shall be consummated at a price per share equal to or in excess of the Per Share Amount, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such agreement or the consummation of such acquisition proposal or (y) the Company shall enter into an agreement providing for an acquisition proposal or an acquisition proposal shall be consummated at a price less than the Per Share Amount, the Company shall pay the Expenses concurrently with the earlier of the entering into of such agreement or the consummation of such acquisition proposal; and

                  (iv) if, at the time of any termination of this Agreement pursuant to Section 9.01(d) resulting from a wilful and material breach of any covenant or agreement contained in this Agreement, an acquisition proposal shall have been made and shall be pending and, within 12 months of such termination, the Company shall enter into an agreement providing for an acquisition proposal or an acquisition proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such agreement or the consummation of such acquisition proposal.

"Expenses" shall mean documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or Purchaser in connection with the Offer or the Merger, the preparation and negotiation of this Agreement and the Stock Option Agreement and the consummation of any of the transactions contemplated hereby or thereby, including without limitation all fees and expenses of law firms, commercial banks, investment banking firms, accountants, printing firms, information agents, proxy solicitors, experts and consultants to Parent; provided, however, that in no event shall such fees and expenses exceed US$5,000,000.

                  (c) In the event that the Company shall fail to pay the Termination Fee or the Expenses when due, the amount of any such Termination Fee or the Expenses shall be increased to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this
Section 7.08, together with interest on such unpaid Termination Fee or the Expenses, commencing on the date that such Termination Fee or the Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York as such bank's base rate plus 3.00%.

                  SECTION 7.09. Public Announcements. The initial press release concerning the Merger shall be a joint press release and, thereafter, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law or the requirements of the New York Stock Exchange, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

                  SECTION 7.10. Notification. The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  SECTION 7.11. Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company relating to the Offer, the Merger, this Agreement or the Stock Option Agreement without the prior written consent of Parent. In addition, subject to its rights under
Section 6.03, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and shall cooperate with Parent and Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

                  SECTION 7.12. Other Actions. (a) Parent and Purchaser shall not, and shall not permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of Parent and Purchaser set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Offer set forth in Exhibit A, or any of the conditions to the Merger set forth in Article VIII, not being satisfied.


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

                  SECTION 8.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Company Shareholder Approval. If required by applicable law, this Agreement shall have been approved by the Company Shareholder Vote.

                  (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that, in the case of a temporary restraining order, injunction or other order, each of the parties shall have used all reasonable efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any temporary restraining order, injunction or other order that may be entered.

                  (c) Purchase of Shares. Purchaser shall have previously accepted for payment and paid for shares of Company Common Stock pursuant to the Offer.

                  (d) HSR Act. Any waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company if (i) as a result of the failure of any of the conditions set forth in Exhibit A to this Agreement the Offer shall have terminated or expired in accordance with its terms without Purchaser having accepted for payment any shares of Company Common Stock pursuant to the Offer or (ii) Purchaser shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer within 90 days following the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure, occurrence or existence of any such condition;

                  (c) by either Parent or the Company if any Governmental Entity shall have enacted or issued any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

                  (d) by Parent or Purchaser prior to the purchase of shares of Company Common Stock pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit A and (B) cannot be or has not been cured within 10 days after the giving of written notice to the Company;

                  (e) by Parent or Purchaser if either Parent or Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement;

                  (f) by the Company in connection with entering into a definitive agreement in accordance with Section 6.03(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes immediately prior to such termination payment of the Termination Fee pursuant to Section 7.08(b); or

                  (g) by the Company, if Purchaser or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which failure to perform is incapable of being cured or has not been cured within 10 days after the giving of written notice to Parent or Purchaser, as applicable.

                  SECTION 9.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of Section 4.22 [Brokers], Section 5.08 [Brokers], the last sentence of Section 7.02 [Confidentiality], Section 7.08 [Fees], this Section 9.02 and Article X and except to the extent that such termination results from the wilful and material breach by a party of any of its covenants or agreements set forth in this Agreement.

                  SECTION 9.03. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                  SECTION 9.05. Procedure for Termination, Amendment, Extension or Waiver. In the event Purchaser's designees are appointed or elected to the Board of Directors of the Company as provided in Section 7.07, the affirmative vote of a majority of the Independent Directors shall be required by the Company to (i) amend or terminate this Agreement, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent's and Purchaser's obligations under this Agreement.

                                    ARTICLE X

                               GENERAL PROVISIONS

                  SECTION 10.01. Nonsurvival of Representations. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, shares of Company Common Stock by Purchaser pursuant to the Offer. This Section
10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  SECTION 10.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by telecopy or by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

                  (a)      if to Parent or Purchaser, to:

                           Raab Karcher AG
                           Rudolf-von-Bennigsen
                           Foerder-Platz 1
                           45131 Essen
                           Germany
                           Attn:  Curt von Berghes
                           Telecopier:  011-49-201-459-1508

                           with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022
                           Attn:  John J. Madden, Esq.
                           Telecopier:  (212) 848-7179

                  (b)      if to the Company, to:

                           Wyle Electronics
                           15370 Barranca Pkwy
                           P.O. Box 19675
                           Irvine, California  92713-9675
                           Attn:  General Counsel
                           Telecopier:  (714) 753-9908

                           with a copy to:

                           O'Melveny & Myers
                           610 Newport Center Drive
                           Suite 1700
                           Newport Beach, California   92660
                           Attn:  Gary J. Singer, Esq.
                           Telecopier:  (714) 669-6994

                  SECTION 10.03.  Definitions.  For purposes of this Agreement:

                  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                  (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

                  (c) "Lien" means any encumbrance, hypothecation, lien, mortgage, pledge, security interest or other encumbrance; provided, however, that the term "lien" does not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business or (iii) vendor liens granted pursuant to the distributor agreements between the Company and its vendors in existence on the date hereof and previously made available to Parent;

                  (d) "Material Adverse Change" or "Material Adverse Effect" means any change or effect (other than a change or effect that impacts the Company's industry generally or is specifically identified in Sections 4.07 and 4.08 of the Disclosure Schedules) that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or long-term prospects of the Company and its subsidiaries taken as a whole; provided that a change or effect that impacts the prospects of the Company's industry generally shall not be considered impacting the long-term prospects of the Company;

                  (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

                  (f) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person, including, without limitation, Accord Contract Services LLC.

                  SECTION 10.04. Interpretation. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  SECTION 10.05. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  SECTION 10.06. Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (provided, however, that the provisions of the Confidentiality Agreement shall remain valid and in effect to the extent such provisions do not conflict with the provisions of this Agreement) and, except for the provisions of Article III and Sections 7.04, 7.05 and 7.06 [Benefits; Indemnity], is not intended to confer upon any person other than the parties any rights or remedies hereunder.

                  SECTION 10.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

                  SECTION 10.08. Governing Law. Except to the extent the laws of the State of California is mandatorily applicable hereto, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                  SECTION 10.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, Delaware or California or in New York, Delaware or California state court (a "Specified Court"), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Specified Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Specified Court and (iv) agrees to waive any defense based upon venue or forum non conveniens grounds.

                  SECTION 10.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                          RAAB KARCHER AG


                          By  /s/ Gunther Beuth         /s/ Curt Von Berghes
                             -----------------------------------------------
                             Name: Gunther Beuth            Curt Von Berghes
                             Title: Member of the Board     General Counsel


                          EBV ELECTRONICS INC.


                          By  Michael Rohleder
                              ------------------------
                              Name: Michael Rohleder
                              Title: President and CEO


                          WYLE ELECTRONICS


                          By  Ralph L. Ozorkiewicz
                              --------------------------
                              Name: Ralph L. Ozorkiewicz
                              Title: President and Chief
                                     Executive Officer

                                                                       EXHIBIT A

                             CONDITIONS OF THE OFFER


                  Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Company Common Stock which would constitute not less than 90% (determined on a fully diluted basis) of the outstanding shares of Company Common Stock (the "Minimum Condition"),
(ii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated and (iii) the satisfaction of any applicable foreign competition and antitrust statutes and regulations, including the approval of the FCO pursuant to the AARC. Furthermore, notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following events shall occur (other than as a result of any action or inaction of Parent or any of its subsidiaries which constitutes a breach of this Agreement):

                  (a) there shall have been entered any order, preliminary or permanent injunction, decree, judgment or ruling in any suit, action or proceeding that (i) makes illegal or otherwise directly or indirectly restrains or prohibits the acquisition by Parent or Purchaser of any shares of Company Common Stock under the Offer or the making or consummation of the Offer or the Merger, the performance by the Company of any of its obligations under this Agreement or the consummation of any purchase of Company Common Stock contemplated hereby, (ii) prohibits or limits the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or compels the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or the Merger, (iii) imposes material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock accepted for payment pursuant to the Offer including, without limitation, the right to vote such Company Common Stock on all matters properly presented to the shareholders of the Company or (iv) prohibits Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole; or

                  (b) there shall be any Law enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that results, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

                  (c) there shall have occurred any Material Adverse Change; or

                  (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any other acquisition proposal or (ii) the Company shall have entered into any agreement to consummate any acquisition proposal; or

                  (e) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any respect that is reasonably likely to have a Material Adverse Effect, in each case at the date of this Agreement and at the scheduled expiration of the Offer; or

                  (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement; or

                  (g) there shall have occurred and be continuing to exist for at least three business days (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Federal Republic of Germany, (iii) commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the Federal Republic of Germany which in any case is reasonably expected to have a Material Adverse Effect or to materially adversely affect Parent's or Purchaser's ability to complete the Offer or the Merger or materially delay the consummation of the Offer, the Merger or both or (iv) in case of any of the foregoing existing on the date of this Agreement, material acceleration or worsening thereof; or

                  (h) this Agreement shall have been invalidated or terminated.

                  The foregoing conditions are for the sole benefit of Purchaser and Parent and may, subject to the terms of this Agreement, be waived by Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.

                                                                       EXHIBIT B

                               AGREEMENT OF MERGER


                  THIS AGREEMENT OF MERGER (this "AGREEMENT") is executed as of _______________, 1997 by and between EBV ELECTRONICS INC. a Delaware corporation (the "PURCHASER"), and WYLE ELECTRONICS, a California corporation (the "COMPANY"), which corporations are hereinafter sometimes referred to jointly as the "CONSTITUENT CORPORATIONS."


                                   BACKGROUND

                  A. The Purchaser is a corporation duly organized and existing under the laws of the State of Delaware. The Company is a corporation duly organized and existing under the laws of the State of California.

                  B. The Purchaser has authorized capital stock consisting of
1.000 shares of common stock, $.01 par value, of which 100 shares are now validly issued, are fully paid and nonassessable and are owned by EBV ELECTRONICS HOLDINGS INC., a Delaware corporation ("HOLDING"). Holding is a wholly owned subsidiary of RAAB KARCHER AG, a corporation organized under the laws of Germany ("PARENT").

                  C. The Company has authorized capital stock consisting of 25,000,000 shares of common stock and 500,000 shares of preference stock, no par value, of which 12,229,100 shares were validly issued, fully paid and nonassessable.

                  D. The Purchaser and the Company desire to effect a merger (the "MERGER") of the Purchaser with and into the Company in the manner herein set forth, and the Board of Directors of the Constituent Corporations have duly adopted resolutions approving this Agreement.

                  E. The Purchaser, the Company and Parent have entered into that certain Agreement and Plan of Merger, dated as of July 3, 1997 (the "MERGER AGREEMENT"), pursuant to which the parties agreed to the Merger of the Purchaser with and into the Company and the conversion in the Merger of each issued and outstanding share of common stock, without par value, of the Company (the "COMPANY COMMON STOCK") into the right to receive $50.00 per share in cash (the "PER SHARE AMOUNT") in cash, without interest. This Agreement is being filed pursuant to Section 2.02 of the Merger Agreement and Section 1103 of the California Corporations Code ("CCC").

                  In consideration of the foregoing premises, and the mutual covenants and agreements herein contained, it is hereby agreed as follows:

                                    ARTICLE I
                              PARTIES TO THE MERGER

                  SECTION 1 THE PURCHASER. The name of the corporation proposing to merge into the Company is EBV ELECTRONICS INC.

                  SECTION 2 THE SURVIVING CORPORATION. The name of the corporation into which the Purchaser proposes to merge is WYLE ELECTRONICS and WYLE ELECTRONICS will be the corporation surviving the Merger (the "SURVIVING CORPORATION").

                  SECTION 3 PARENT. Cash will be issued in the Merger to the holders of the Company Common Stock.


                                   ARTICLE II
                       TERMS AND CONDITIONS OF THE MERGER

                  SECTION 1 GENERAL. Upon the date on which this Agreement is filed with the Secretary of State of the State of California and the Certificate of Ownership and Merger (or Certificate of Merger) is filed with the Secretary of State of the State of Delaware, together with any required officers' certificates (collectively, the "Merger Documents") of each Constituent
Corporation: (a) the Purchaser shall merge with and into the Company, which shall survive the Merger and continue to be a California corporation; (b) the shares of Company Common Stock outstanding at the Effective Time of the Merger shall be converted into the right to receive the Per Share Amount; (c) the separate existence of the Purchaser shall cease, as provided by the CCC; and (d) the name of the Surviving Corporation shall remain WYLE ELECTRONICS.

                  SECTION 2 EFFECTIVE TIME. The "EFFECTIVE TIME" with respect to the Merger contemplated by this Agreement shall be at the time of filing of the appropriate Merger Documents with the Secretary of State of the State of California.

                  SECTION 3 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of either Constituent Corporation or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized, so long as such action is consistent with this Agreement, to execute and deliver, in the name and on behalf of each Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each Constituent Corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE III
                           CONVERSION OF CAPITAL STOCK

                  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Purchaser's capital stock or the holders of any shares of the Company Common Stock:

                  (a) Capital Stock of Purchaser. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

                  (b) Cancellation of Company Common Stock Owned by Parent. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Purchaser or any other subsidiary of Parent shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of Company Common Stock. Subject to paragraph
(d) of this Article III, each share of Company Common Stock issued and outstanding (other than shares to be cancelled in accordance with paragraph (b) of this Article III) shall be converted into the right to receive the Per Share Amount in cash, without interest (the "MERGER CONSIDERATION"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                  (d) Company Dissenting Shares. Notwithstanding paragraph (c) of this Article III, shares of Company Common Stock held by a holder who, subject to and in accordance with Section 1300 et seq. of the CCC, has demanded and perfected such holder's right to an appraisal of such holder's shares of Company Common Stock and has not effectively withdrawn or lost the right to such appraisal ("DISSENTING SHARES"), shall not be converted into a right to receive the Merger Consideration, unless such holder withdraws or otherwise loses the right to appraisal for such holder's shares of Company Common Stock. If after the Effective Time of the Merger such holder withdraws or loses the right to appraisal for such holder's shares of Company Common Stock, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock pursuant to paragraph (c) of this
Article III.

                                   ARTICLE IV
                      ARTICLES OF INCORPORATION AND BYLAWS;
                             DIRECTORS AND OFFICERS

                  Upon the Effective Time, the Restated Articles of Incorporation and the Bylaws of the Company shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until thereafter amended as provided therein and as permitted by law and by the Merger Agreement. At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be deemed to have resigned, and the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, or as otherwise provided in the Bylaws of the Company.


                                    ARTICLE V
                               CORPORATE APPROVALS

                  SECTION 1 CORPORATE APPROVALS. Pursuant to Section 1201 of the CCC and Section 251 of the DGCL, this Agreement and related matters have been approved in accordance with such provisions.


                                   ARTICLE VI
                               GENERAL PROVISIONS

                  SECTION 1 AMENDMENT. This Agreement may be amended by the parties hereto any time before or after approval hereof by the shareholders of the Surviving Corporation, if necessary, but, after such approval, no amendment shall be made which by law requires the further approval of such shareholders without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  SECTION 2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

                  IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

                                                     WYLE ELECTRONICS
                                                     a California corporation

                                                     By:________________________
                                                         Name:
                                                         Title:

By:________________________
    Name:
    Title:


                                                     EBV ELECTRONICS INC.
                                                     a Delaware corporation

                                                     By:________________________
                                                         Name:
                                                         Title:

By:________________________
    Name:
    Title:

                                   CERTIFICATE

         ________________ and _______________ certify that:

         1. They are the _______________ and the __________________,
respectively, of WYLE ELECTRONICS, a corporation organized under the laws of the State of California (the "CORPORATION").

         2. The Corporation has authorized two classes of stock, designated "Common Stock" and "Preference Stock."

         3. The number of outstanding shares of Common Stock of the Corporation entitled to vote on the Record Date, ______________, for the Special Meeting of the Shareholders of the Corporation was _______________ shares. There are no outstanding shares of Preferred Stock.

         4. The principal terms of the agreement relating to the merger of EBV ELECTRONICS INC., a Delaware corporation, with and into the Corporation (the "MERGER") in the form attached were approved by the Corporation's Board of Directors and by the vote of a number of shares of Common Stock which equaled or exceeded the vote required.

         5. The percentage vote required of the holders of Common Stock entitled to vote in connection with the Merger is more than 50%.

                                           _____________________________________
                                           Name:
                                           Title:


                                           _____________________________________
                                           Name:
                                           Title:

         __________________ declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

____________, 1997

                                                     ___________________________
                                                     Name:



         ___________________ declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

_____________, 1997

                                                     ___________________________
                                                     Name:

                                   CERTIFICATE

         _____________________ and  ___________________ certify that:

         1. They are the _______________ and the _________________,
respectively, of EBV ELECTRONICS, INC. a corporation organized under the laws of the State of Delaware (the "CORPORATION").

         2. The number of outstanding shares of common stock of the Corporation is 1,000 shares.

         3. The principal terms of the agreement relating to the merger of the Corporation with and into WYLE ELECTRONICS, a California corporation, (the "MERGER") in the form attached were approved by the Corporation's Board of Directors and by the vote of a number of shares of each class which equaled or exceeded the vote required.


                                                     ___________________________
                                                     Name:
                                                     Title:


                                                     ___________________________
                                                     Name:
                                                     Title:

         _____________________ declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

_____________, 1997

                                                     ___________________________
                                                     Name:



         ___________________ declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

______________, 1997

                                                     ___________________________
                                                     Name: